Exhibit 5.2

KEN ROGERS	The Pinnacle Building, Suite 100	Post Office Drawer 119
	190 East Capitol Street	Jackson, Mississippi 39205
E-mail: krogers@brunini.com	Jackson, Mississippi 39201
Direct: 601.960.6876	Telephone: 601.948.3101	Facsimile: 601.960.6902

November 20, 2020

Trustmark Corporation

248 E. Capitol Street

Jackson, Mississippi 39211

Ladies and Gentlemen:

We have acted as Mississippi counsel to Trustmark Corporation, a Mississippi corporation (the “Company”), in connection with the issuance and sale by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of $125,000,000 in aggregate principal amount of the Company’s 3.625% Fixed-to-Floating Rate Subordinated Notes due December 1, 2030 (the “Notes”) pursuant to (i) a Registration Statement on Form S-3, Registration No. 333-250158, which was filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2020 and became automatically effective on November 18, 2020 (the “Registration Statement”), including the related prospectus therein, (ii) a preliminary prospectus supplement dated November 18, 2020, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, and (iii) a prospectus supplement dated November 18, 2020, filed with the Commission pursuant to Rule 424(b). The Notes are being sold pursuant to the underwriting agreement dated November 18, 2020, among Morgan Stanley & Co. LLC and Piper Sandler & Co., as representatives of the underwriters named therein, and the Company (the “Underwriting Agreement”), and issued pursuant to the Subordinated Indenture, to be dated on or about November 25, 2020 (the “Base Indenture”), between the Company and Wilmington Trust, National Association (the “Trustee”), as supplemented by that certain Supplemental Indenture, to be dated on or about November 25, 2020, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We have reviewed such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed, and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing assumptions, and subject to the further limitations, assumptions and qualifications set forth below, we are of the opinion that, as of the date hereof:

(i) The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Mississippi and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Trustmark Corporation

November 20, 2020

(ii) Each of the Underwriting Agreement and the Indenture has been duly authorized, executed, and delivered by the Company.

(iii) The Company has duly authorized the issuance of the Notes, it has full corporate power and authority to issue the Notes, and to perform its obligations under the Notes, the Indenture, and the Underwriting Agreement.

This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America. We express no opinion as to the laws of any other state or any foreign jurisdiction or any matters of municipal law. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no (and shall not have any) responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

We hereby consent that Covington & Burling LLP may rely upon this opinion as if it were addressed to such firm.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

/s/ Ken Rogers